Exhibit 5.1

21 February 2007

Pharmaxis Ltd

Unit 2, 10 Rodborough Road

FRENCHS FOREST NSW 2086

AUSTRALIA

Ladies and Gentlemen:

We have acted as Australian counsel to Pharmaxis Ltd (the “Company”) in connection with the Company’s registration on Form F-3, as the same may be amended from time to time (the “Registration Statement”) relating to the registration, under the United States Securities Act of 1933, as amended, of the offering by the Company of up to an aggregate of US$250,000,000 of securities which may include ordinary shares and warrants (the “Primary Securities”) and 2,666,667 American Depositary shares representing ordinary shares of the Company to be offered by certain selling shareholders (the “Secondary Securities”).

As counsel to the Company in Australia, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, we are of the opinion that:

1.	Under the laws of Australia, the Primary Securities have been or will be duly authorized, and when the Primary Securities are issued, sold and paid for as contemplated, will be validly issued and fully paid.

2.	Under the laws of Australia, the Secondary Securities have been duly issued.

This opinion is limited to questions arising under the laws of Australia, and we disclaim any opinion whatsoever with respect to matters governed by laws of any other jurisdiction.

We consent to the reference to this firm under the caption ‘Legal Matters” in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

PFM Legal Pty Ltd

PFM Legal Pty Ltd • ABN 32 108 651 252

PO Box Q92 • QVB Post Office SYDNEY • NSW 1230 AUSTRALIA

Telephone: +612 8115 9805 • Facsimile: +612 9267 8196

Liability limited by a Scheme approved under Professional Standards Legislation